Exhibit 99.1

EDS CONTACTS:
Bob Brand - Media Relations 972.605.1290 bob.brand@eds.com	Deanna Rogers - Investor Relations 972.605. 8933 deanna.rogers@eds.com

FOR RELEASE:  3:05 PM CENTRAL TIME, MONDAY, JULY 28, 2008

EDS Reports Second Quarter 2008 Results

  Second quarter adjusted EPS of 33 cents, up 22% versus a year ago ... second quarter GAAP EPS of 31 cents, up 19% versus a year ago
  Second quarter contract signings of $5.4 billion, up 27% versus a year ago

PLANO, Texas - EDS today reported second quarter 2008 adjusted net income of $173 million, or 33 cents per share(1), versus second quarter 2007 adjusted net income of $143 million, or 27 cents per share (2). Second quarter 2008 net income, in accordance with U.S. GAAP, was $160 million, or 31 cents per share, versus $138 million, or 26 cents per share, in the prior year's second quarter (a statement reconciling GAAP and adjusted results is included in this release).

The adjusted EPS of 33 cents exceeded the high end of the company-provided guidance of 24 to 27 cents due, in part, to lower than expected workforce-related costs. Absent that, adjusted EPS would have been at the high end of EDS' guidance.

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Second quarter 2008 revenue was $5.62 billion, up from $5.45 billion in the year-ago quarter. Second quarter 2008 revenue increased 3 percent on a reported basis, down 2 percent on an organic basis, which excludes the impact of currency fluctuations, acquisitions and divestitures.

"EDS had very solid performance during the second quarter," said Ron Rittenmeyer, EDS chairman, president and CEO. "During the quarter, our team across the globe continued to provide our clients with excellent service, not allowing the merger planning activities to distract them. I'm proud of our employees and the earnings performance, robust contract signings, and increased free cash flow that they delivered."

EDS signed $5.4 billion in contracts in the second quarter of 2008, up 27 percent from $4.3 billion in the year-ago quarter. Signings were particularly strong in the EMEA region (up 57 percent year over year) and in the Government (up 155 percent year over year) and Financial Services (up 111 percent year over year) sectors.

Significant contracts signed during the quarter included a contract extension for data services with the Department for Work and Pensions in the UK, EDS subsidiary NHIC's win with the Centers for Medicare and Medicaid Services, and a contract renewal with Kellwood, a leading marketer of apparel and consumer soft goods.

Free cash flow was $306 million in the second quarter of 2008, up $150 million from the year-ago period, driven principally by improved earnings and working capital management along with lower net capital expenditures. (See discussion of free cash flow under "Non-GAAP Financial Measures" below.)

Second Quarter Results by Segment

*	Americas: Second quarter revenue was $2.49 billion, down 6 percent compared to the prior-year period. Operating profit was $337 million, down from $382 million in the prior-year period. Growth

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on recent signings and productivity were offset primarily by contract renegotiations, including the impact of moving work to Best Shore locations, contract run-off and terminations.
*

EMEA: Second quarter revenue was $1.89 billion, up 3 percent compared to the prior-year period. Operating profit was $293 million, up from $272 million in the prior-year period. Performance was driven by growth and productivity.

*

Asia Pacific: Second quarter revenue was $588 million, up 11 percent compared to the prior-year period. Operating profit was $65 million, up from $30 million in the prior-year period. Results were driven by increased MphasiS revenues and overall contract performance, primarily in Australia and New Zealand.

*

U.S. Government: Second quarter revenue was $657 million, up 6 percent compared to the prior-year period. Operating profit was $136 million, up from $131 million in the prior-year period. Results were driven by contract performance and growth, including revenue from the acquisition of Saber Government Solutions.

All segment comparisons are at constant currency (3), exclude corporate expenses and include intersegment transactions.

On May 13, 2008, EDS and Hewlett-Packard (HP) executed an Agreement and Plan of Merger pursuant to which EDS would be acquired by HP. The agreement was unanimously approved by the EDS Board of Directors and is subject to certain closing conditions. Those conditions include the expiration of the waiting period under the Hart Scott Rodino Antitrust Act, which period expired on June 27; approval from the European Commission, which was granted on July 25; approval of EDS stockholders and approvals from certain other jurisdictions. A special meeting of EDS stockholders to approve the proposed merger is scheduled for July 31.

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The company also announced on July 25 that EDS, HP and the plaintiffs in the five stockholder lawsuits that were commenced following the execution of the definitive acquisition agreement have agreed to settle and dismiss all pending lawsuits concerning the proposed merger, subject to court approval.

In light of EDS' proposed merger with HP, EDS will not be updating prior financial guidance or providing financial guidance for the third quarter or full year 2008 and will not be hosting an earnings conference call.

(1)2Q08 EPS excludes $16 million of pre-tax costs related to the proposed HP transaction and $1 million after-tax income from discontinued operations.

(2)2Q07 excludes reversal of prior year restructuring and discontinued operations.

(3)2007 segment results have been restated to reflect updated foreign exchange rates.

About EDS

EDS (NYSE: EDS) is a leading global technology services company delivering business solutions to its clients. EDS founded the information technology outsourcing industry more than 46 years ago. Today, EDS delivers a broad portfolio of information technology and business process outsourcing services to clients in the manufacturing, financial services, healthcare, communications, energy, transportation, and consumer and retail industries and to governments around the world. Learn more at eds.com.

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Non-GAAP Financial Measures

In addition to GAAP results, EDS discloses the non-GAAP measures of adjusted operating margin, net income, earnings per share (EPS), and free cash flow.

Adjusted operating margin, net income and EPS exclude the impact of certain amounts, specifically asset write-offs and other uncapitalized costs associated with acquisitions, earnings/losses from discontinued operations net of taxes, gains and losses from divestitures, reversals of previously recognized restructuring expense, charges to earnings attributable to early retirement offers, and other identified items that management believes are not reflective of EDS' core operating business (such as the $16 million of pre-tax costs related to the proposed HP transaction in the second quarter of 2008). Such amounts may have a material impact on EDS' operating margin, net income and EPS. Refer to the Reconciliation of GAAP Results to Adjusted Results below for a reconciliation of GAAP earnings to adjusted earnings for the three and six months ended June 30, 2008 and 2007.

EDS defines free cash flow as net cash provided by operating activities, less capital expenditures. Capital expenditures is the sum of (i) net cash used in investing activities, excluding proceeds from sales of marketable securities, proceeds related to divested assets and non-marketable equity investments, payments for acquisitions, net of cash acquired, and non-marketable equity investments, and payments for purchases of marketable securities, and (ii) payments on capital leases. Free cash flow excludes items that are actual expenses that impact cash available to EDS for other uses and should not be considered a measure of liquidity or an alternative to the cash flow measurements required by GAAP, such as net cash provided by operating activities or net increase/decrease in cash and cash equivalents. Refer to the Reconciliation of Free Cash Flow to Net Change in Cash and Cash Equivalents below for a reconciliation of free cash flow to the net change in cash and cash equivalents for the six months ended June 30, 2008 and 2007.

EDS may not define adjusted operating margin, net income, EPS or free cash flow in the same manner as other companies and, accordingly, the amounts reported by EDS for such measures may not be comparable to similarly titled measures reported by other companies.

Non-GAAP measures are a supplement to, and not a replacement for, GAAP financial measures. To gain a complete picture of EDS' performance, management does (and investors should) rely on EDS' GAAP financial statements.

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ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

SUMMARY OF RESULTS OF OPERATIONS

(unaudited, in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenues(1)	$5,623	$5,449	$10,988	$10,673

Costs and expenses
Cost of revenues	4,840	4,732	9,652	9,257
Selling, general and administrative	508	484	964	918
Other operating expense	(6)	(1)	(6)	(1)
Total costs and expenses, net	5,342	5,215	10,610	10,174

Operating income	281	234	378	499

Interest expense	(49)	(56)	(90)	(113)
Interest income and other, net	34	24	81	74
Other income (expense), net	(15)	(32)	(9)	(39)

Income from continuing operations before income taxes	266	202	369	460

Provision for income taxes(2)	107	58	147	151
Income from continuing operations	159	144	222	309
Income (loss) from discontinued operations, net of income taxes	1	(6)	-	(7)
Net income	$160	$138	$222	$302

Basic earnings per share
Income from continuing operations	$0.32	$0.28	$0.44	$0.60
Income (loss) from discontinued operations	-	(0.01)	-	(0.01)
Net income	$0.32	$0.27	$0.44	$0.59

Diluted earnings per share
Income from continuing operations	$0.31	$0.27	$0.43	$0.58
Income (loss) from discontinued operations	-	(0.01)	-	(0.01)
Net income	$0.31	$0.26	$0.43	$0.57

Weighted-average shares outstanding
Basic earnings per share	503	510	505	512
Diluted earnings per share	532	541	512	543

Cash dividends per share	$0.05	$0.05	$0.10	$0.10

Refer to the following page for accompanying notes to the summary of results of operations.

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ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

NOTES TO THE SUMMARY OF RESULTS OF OPERATIONS

(1)

Revenues for the six months ended June 30, 2007 includes approximately $100 million of a $225 million payment received from Verizon in the first quarter of 2007 related to the termination of the Company's IT services contract with Verizon.

(2)

The Company's effective income tax rates on income from continuing operations were 40% and 29% for the three months ended June 30, 2008 and 2007, respectively. The Company's effective income tax rates on income from continuing operations were 40% and 33% for the six months ended June 30, 2008 and 2007, respectively. The effective tax rates in 2008 were impacted by the expiration of the U.S. research and development credit which had a negative impact on earnings of approximately $0.01 per share for the three months ended June 30, 2008 and $0.02 per share for the six months ended June 30, 2008. The effective tax rates in 2007 were impacted by Texas tax legislation which will permit the recovery of $13 million of deferred tax assets that were written off in a prior year.

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ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

RECONCILIATION OF GAAP EARNINGS TO ADJUSTED EARNINGS

(unaudited, in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net income	$160	$138	$222	$302
Adjusting items, pre-tax:
HP transaction costs	16	-	16	-
Restructuring reversal	-	(1)	-	(1)
Tax effect of adjusting items	(2)	-	(2)	-
Adjusting items, net of income taxes	14	(1)	14	(1)
(Income) loss from discontinued operations	(1)	6	-	7
Adjusted net income	$173	$143	$236	$308

Diluted earnings per share
Net income	$0.31	$0.26	$0.43	$0.57
Adjusting items	0.02	-	0.03	-
(Income) loss from discontinued operations	-	0.01	-	0.01
Adjusted net income	$0.33	$0.27	$0.46	$0.58

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ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

SUMMARY OF CONSOLIDATED BALANCE SHEETS

(unaudited, in millions)

	June 30,	December 31,
	2008	2007
ASSETS
Current Assets
Cash and cash equivalents	$3,102	$3,139
Marketable securities	13	55
Accounts receivable, net	3,883	3,603
Prepaids and other	966	958
Deferred income taxes	683	690
Total current assets	8,647	8,445

Property and equipment, net	2,437	2,489
Deferred contract costs, net	1,114	984
Investments and other assets	942	1,099
Goodwill	5,158	5,092
Other intangible assets, net	932	929
Deferred income taxes	187	186
Total assets	$19,417	$19,224

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts payable	$737	$605
Accrued liabilities	2,493	2,616
Deferred revenue	1,561	1,473
Income taxes	91	54
Current portion of long-term debt	160	168
Total current liabilities	5,042	4,916

Pension benefit liability	1,032	989
Long-term debt, less current portion	3,069	3,209
Minority interests and other long-term liabilities	449	419
Shareholders' equity	9,825	9,691
Total liabilities and shareholders' equity	$19,417	$19,224

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ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

SUMMARY OF CONSOLIDATED CASH FLOWS

(unaudited, in millions)

	Six Months Ended
	June 30,
	2008	2007
Net cash provided by operating activities(1)	$866	$753

Cash Flows from Investing Activities
Proceeds from sales of marketable securities	43	-
Proceeds from investments and other assets	31	61
Net proceeds from divested assets and non-marketable equity securities	9	53
Payments for purchases of property and equipment	(455)	(367)
Payments for acquisitions, net of cash acquired, and non-marketable equity securities	(29)	(43)
Payments for purchases of software and other intangibles	(168)	(230)
Payments for purchases of marketable securities	-	(2)
Other	9	8
Net cash used in investing activities	(560)	(520)

Cash Flows from Financing Activities
Proceeds from long-term debt	1	5
Payments on long-term debt	(2)	(10)
Capital lease payments	(103)	(77)
Purchase of treasury stock	(213)	(334)
Employee stock transactions	21	129
Dividends paid	(50)	(51)
Other	7	7
Net cash used in financing activities	(339)	(331)
Effect of exchange rate changes on cash and cash equivalents	(4)	7
Net decrease in cash and cash equivalents	(37)	(91)
Cash and cash equivalents at beginning of period	3,139	2,972
Cash and cash equivalents at end of period	$3,102	$2,881

(1)	Depreciation and amortization and deferred cost charges were $764 million and $685 million for the six months ended June 30, 2008 and 2007, respectively.

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ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

RECONCILIATION OF FREE CASH FLOW TO NET CHANGE IN CASH AND CASH

EQUIVALENTS

(unaudited, in millions)

	Six Months Ended
	June 30,
	2008	2007
Net cash provided by operating activities	$866	$753

Capital expenditures:
Proceeds from investments and other assets	31	61
Payments for purchases of property and equipment	(455)	(367)
Payments for purchases of software and other intangibles	(168)	(230)
Other investing activities	9	8
Capital lease payments	(103)	(77)
Total net capital expenditures	(686)	(605)
Free cash flow	180	148

Other investing and financing activities:
Proceeds from sales of marketable securities	43	-
Net proceeds from divested assets and non-marketable equity securities	9	53
Payments for acquisitions, net of cash acquired, and non-marketable equity securities	(29)	(43)
Payments for purchases of marketable securities	-	(2)
Proceeds from long-term debt	1	5
Payments on long-term debt	(2)	(10)
Purchase of treasury stock	(213)	(334)
Employee stock transactions	21	129
Dividends paid	(50)	(51)
Other financing activities	7	7
Effect of exchange rate changes on cash and cash equivalents	(4)	7
Net decrease in cash and cash equivalents	$(37)	$(91)

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